Exhibit 99.1

KFx Appoints Manuel H. Johnson to Board of Directors

Denver, CO, September 17, 2004 -- Today KFx Inc. (AMEX:KFX) announced Manuel H. Johnson, former Federal Reserve Board member and Assistant Secretary of the Treasury, has been elected to its Board of Directors.

"We are pleased to have Dr. Johnson join our Board," said Ted Venners, Chairman and CEO of KFx.

Dr. James Schlesinger, fellow KFx board member and former Secretary of Defense and Secretary of Energy, said, "His expertise in economic policy, both domestically and abroad, will be a great asset to us at a time when the company is seeking to expand the benefits of its clean, cost-effective alternative coal technology."

"I am excited about this opportunity to contribute to the commercialization of clean coal technology for our country," Johnson said. "As we seek independence from foreign oil, it will be necessary for our country to focus on the vast coal reserves, especially in the western states."

KFx's K-Fuel(TM) technology enriches and upgrades western coal, enabling the electricity generation industry to boost power plant efficiency and meet air emissions standards. The KFx process on average removes approximately 70% of the mercury from western coal.

"The K-Fuel(TM) technology is part of the solution we need for cleaner coal to reduce the emissions of sulfur, nitrogen, and mercury while maintaining efficient coal burning power plants," Johnson concluded. "I am delighted to join KFx in their effort to achieve higher environmental standards."

Currently Dr. Johnson is co-chairman and senior partner of Johnson Smick International, an investment and consulting firm in Washington, DC. Prior to assuming these duties, Dr. Johnson was Vice Chairman of the Board of Governors of the Federal Reserve System where he served for almost five years. He additionally served as Assistant Secretary of the Treasury where he received the Alexander Hamilton Award, the department's highest honor.

Currently, Dr. Johnson serves on the Boards of Directors of the Morgan Stanley Funds Group, RBS Greenwich Capital Holdings, and NVR Inc.

About KFx

KFx provides cost-effective solutions to help the electricity industry increase energy production while meeting emissions standards. Through its patented K-Fuel process, KFx transforms abundant U.S. reserves of sub-bituminous coal and lignite into clean, affordable, efficient energy supplies. For more information on KFx, visit www.kfx.com.

Forward-looking Statements

Statements in this news release that relate to future plans or projected results of KFx or the Company are 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the 'safe harbor' provisions of the PSLRA. The Company's actual results may vary materially from those described in any 'forward-looking statement' due to, among other possible reasons, the realization of any one or more of the risk factors described in the Company's Annual Report on Form 10-K, or in any of its other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

INFORMATION CONTACT: 303-293-2992